Exhibit 99.1

                  Independent Auditors' Report

The Plan Administrator
Heartland Financial USA, Inc.
Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000, and the income and changes in plan equity for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

Des Moines, Iowa
January 16, 2002




HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2001 and 2000

                                         2001           2000
                                         ----           ----

Assets - cash                        $  262,355     $  179,626
                                     ==========     ==========

Liabilities - due to employees       $   95,942     $  134,641
Plan equity                             166,413         44,985
                                     ----------     ----------

Total liabilities and plan equity    $  262,355     $  179,626
                                     ==========     ==========



Statements of Income and Changes
in Plan Equity

For the years ended December 31, 2001
and 2000

                                         2001           2000
                                         ----           ----

Contributions from employees         $  333,705     $  338,064
Refund of employee contributions       (167,844)      (294,700)
Stock purchases distributed
  to employees                          (44,433)             -
Plan equity at beginning of period       44,985          1,621
                                     ----------     ----------

Plan equity at end of period         $  166,413     $   44,985
                                     ==========     ==========

See accompanying note to financial statements.


HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Note to Financial Statements

December 31, 2001 and 2000

(1) Summary of Significant Accounting Policies

     Basis of Presentation

The Heartland Financial USA, Inc. Employee Stock Purchase Plan
(the Plan) was approved by the stockholders of Heartland
Financial USA, Inc. (the Company) in May of 1996 and commenced operations on July 1, 1996.

The accompanying financial statements of the Plan have been prepared on the accrual basis.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing such financial statements, the Plan administrator is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the statement of financial condition, and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Description of the Plan

The Plan, which is authorized to make available up to 400,000 shares of the Company's stock for sale to employees, is sponsored by the Company and has one entry date per year, the first day of a plan year. Employees of the Company or its subsidiaries following the year in which they become employed by the Company are eligible to participate in the Plan on the next entry date. Eligible employees can contribute up to 15% of their salary on an after-tax basis to be applied to the purchase of common stock of the Company, up to a maximum of 1,000 shares. The Compensation Committee of the Company establishes the price of the stock. The price cannot be less than 85% of the fair market value of the stock on the first day of the Plan year. The Plan does not allow an employee to purchase fractional shares and, as a result, such monies are refundable to the employee. Participating employees whose employment is terminated for any reason during a Plan year will have their contributions refunded to them. Participant employees are permitted to have their contributions refunded to them at any time during the year. Participants should refer to the Plan Agreement for more complete information.

For the year ended December 31, 2001, the Company established a price of 100% of the fair market value at December 31, 2000, which was $13.25 per share. Subsequent to December 31, 2001, 12,355 shares of common stock of the Company were purchased at a total cost of $163,704 by the Plan and distributed to 130 employees.

For the year ended December 31, 2000, the Company established a price of 100% of the fair market value at December 31, 1999, which was $17.50 per share. Subsequent to December 31, 2000, 2,539 shares of common stock of the Company were purchased at a total cost of $44,433 by the Plan and distributed to 54 employees.


     Plan Administration

The Plan is administered by the Company. In addition, the Company pays for Plan administration costs.

     Income Taxes

The Plan is a nonqualified plan under Section 423 of the Internal
Revenue Code of 1986, as amended, and, as such, there are no tax consequences to the Plan.

Upon disposition of stock, the employee will be taxed on any difference between the price established by the Compensation
Committee and the market price at the establishment date and any appreciation of the stock.